Exhibit (d)(166)

Schedule A

Form of

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of July 17, 2008, between

Fidelity Management & Research Company

and

Fidelity Management & Research (U.K.), Inc.

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Investment Trust	Fidelity Global Commodity Stock Fund	Equity	__/__/08